Filer:
  Company Data:
    Company Name:  Campbell Strategic Allocation Fund, L.P.

    IRS Number:  52-1823554
    State of Incorporation:  Delaware
    Fiscal Year End:  12/31

    Business Address:  210 W. Pennsylvania Avenue
                       Baltimore, Maryland  21204
    Business Phone:    410-296-3301

    Filing Values:
      Form Type:  424B3
      SEC File Number:  333-61274



                  CAMPBELL STRATEGIC ALLOCATION FUND, L.P.
                         MONTHLY REPORT - April 2004
                                 -----------



                  STATEMENT OF CHANGES IN NET ASSET VALUE
                  ---------------------------------------


Net Asset Value (1,233,448.093 units) at March 31, 2004        $3,688,249,149
Additions of 64,356.982 units on April 30, 2004                   179,276,725
Redemptions of (6,984.211) units on April 30, 2004                (19,455,618)
Offering Costs                                                     (1,910,632)
Net Income (Loss) - April 2004                                   (250,371,302)
                                                               --------------

Net Asset Value (1,290,820.864 units) at April 30, 2004        $3,595,788,322
                                                               ==============

Net Asset Value per Unit at April 30, 2004                     $     2,785.66
                                                               ==============



                         STATEMENT OF INCOME (LOSS)
                         --------------------------


Income:
  Gains (losses) on futures contracts:
    Realized                                                   $  (67,687,566)
    Change in unrealized                                          (79,541,635)
  Gains (losses) on forward and swap contracts:
    Realized                                                                0
    Change in unrealized                                          (84,920,898)
  Interest income                                                   2,661,491
                                                               --------------

                                                                 (229,488,608)
                                                               --------------

Expenses:
  Brokerage fee                                                    20,656,072
  Performance fee                                                           0
  Operating expenses                                                  226,622
                                                               --------------

                                                                   20,882,694
                                                               --------------

Net Income (Loss) - April 2004                                 $ (250,371,302)
                                                               ==============



                              FUND STATISTICS
                              ---------------


Net Asset Value per Unit on April 30, 2004                       $   2,785.66

Net Asset Value per Unit on March 31, 2004                       $   2,990.19

Unit Value Monthly Gain (Loss) %                                      (6.84) %

Fund 2004 calendar YTD Gain (Loss) %                                    5.86 %



To the best of my knowledge and belief, the information contained herein is accurate and complete.



                                  /s/ Theresa D. Becks
                                  -----------------------------------------
                                  Theresa D. Becks, Chief Financial Officer
                                  Campbell & Company, Inc.
                                  General Partner
                                  Campbell Strategic Allocation Fund, L.P.

                                  Prepared without audit



Dear Investor,

A reversal, long overdue ...

In April there was almost nowhere to hide, except perhaps in cash. It was not a good month for traditional investments, and it was not a good month for us.

Interest rates reversed course and moved higher in response to a change in stance by the US Fed. Most major market trends also reversed, while the US dollar rallied and metals and other commodities traded sharply lower. Equity markets slumped in sympathy, and only the continued rise in energy prices provided modest gains in April.

The current period of transition could continue for longer than we would like, before new trends emerge. With the election looming, the ever-present threat of further terrorist attacks, and the uncertainties of the war in Iraq, this could be a good time to hunker down and reflect on the benefits of a soundly diversified investment portfolio.

If you have any questions or concerns, please feel free to call.

Sincerely,

Bruce Cleland
President & CEO